Exhibit 99.1

FBL Financial Group Holds Annual Meeting, Names New Director and Declares Quarterly Dividend

WEST DES MOINES, Iowa--(BUSINESS WIRE)--May 21, 2009--FBL Financial Group, Inc. (NYSE: FFG) held its annual meeting, named Roger K. Brooks a new Class A director and declared a quarterly dividend.

Annual Meeting Held. During the annual meeting, FBL Financial Group shareholders elected six Class A Directors and five Class B Directors to one year terms ending at the annual meeting in 2010. In addition, shareholders ratified the appointment of Ernst & Young LLP as independent auditors for 2009. At the meeting Chief Executive Officer James E. Hohmann and Chief Financial Officer James P. Brannen reported on the state of business. Their comments and accompanying slides are available on FBL's website, www.fblfinancial.com.

New Class A Director Named. Following the annual meeting, Roger K. Brooks was named an FBL Class A director, filling a current board vacancy. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service.

"Roger has extensive experience in the insurance industry and will be a valuable addition to our Board of Directors," said Craig A. Lang, Chairman, FBL Financial Group.

Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He is also a Fellow of the Society of Actuaries. Brooks will serve as a member of FBL's Management Development and Compensation Committee and FBL’s Finance Committee.

Quarterly Dividend Declared. Following the annual meeting at the regularly scheduled board meeting, the Board of Directors declared a quarterly cash dividend of $0.0625 per share to owners of Class A and Class B common stock. This declared dividend was determined as part of the company’s ongoing capital management plan and represents a decrease of 50 percent from FBL’s first quarter common stock dividend. The dividend will be payable on June 30, 2009 to shareholders of record as of June 15, 2009. There are 29,218,427 shares of Class A common stock and 1,192,990 shares of Class B common stock, for a total of 30,411,417 shares outstanding.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com